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EXHIBIT 3

JOINT FILING AGREEMENT

This will confirm the agreement by and between the undersigned that the Statement on Schedule 13D (the "Statement") filed on or about this date, and all amendments thereto, relating to the offer by HJ Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Yahoo! Inc., a Delaware Corporation ("Yahoo!"), to purchase all the outstanding shares of common stock, par value $0.01 per share, of HotJobs.com, Ltd. a Delaware corporation ("HotJobs") are being filed on behalf of the undersigned and the agreement that Yahoo! may make such filings on behalf of Purchaser.

Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in two or more counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

Date: January 4, 2001

YAHOO! INC.
By:	/s/ SUSAN L. DECKER
Name:	Susan L. Decker
Title:	Senior Vice President, Finance and Administration and Chief Financial Officer
HJ ACQUISITION CORP.
By:	/s/ SUSAN L. DECKER
Name:	Susan L. Decker
Title:	Chief Financial Officer

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  EXHIBIT 3
JOINT FILING AGREEMENT